EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name	Formation Jurisdiction

GenTek Financial Services Ltd.	Barbados
GenTek Holding, LLC	Delaware
General Chemical Performance Products LLC	Delaware
Fini Enterprises, Inc.	Texas
General Chemical LLC	Delaware
General Chemical West LLC	Delaware
Waterside Urban Renewal Corporation	New Jersey
General Chemical Canada Holdings Inc.	Delaware
General Chemical Performance Products Ltd.	Ontario
Reheis Holdings Inc.	Delaware
Ilminster Company	Ireland
Reheis Ireland	Ireland
Reheis Overseas	Ireland
GenTek Technologies Marketing Inc.	Delaware
Balcrank Products Inc.	Delaware
GT Technologies Europe GmbH	Germany
GT Technologies, Inc.	Delaware
GT Technologies do Brazil Componentes Automotivos Ltda	Brazil
Binderline Draftline, Inc.	Michigan
1279597 Ontario Inc.	Ontario
Sandco Automotive Ltd.	Ontario
Gentoma Holding Inc.	Delaware
Gentoma Corporation	Delaware
Cabletech Global Limited Partnership	Massachusetts
Gentoma Delaware Inc.	Delaware
Gentoma Company	Nova Scotia
Printing Developments, Inc.	Delaware